PROPERTY ACQUISITION AGREEMENT

This Agreement is hereby made effective as of the 24th day of March, 2005,

BETWEEN:

Leo Audet, independent prospector residing at 1247, 1 Avenue, Val

d'Or Quebec, Canada J9P 1Z4

(the "Optionor")

AND:

NioGold Mining Corp., a company duly incorporated and validly existing under the laws of the Province of British Columbia

(the "Optionee")

WHEREAS:

A.

the Optionor is the recorded and beneficial holder of a 100% undivided right, title and interest in various mineral claims (the "Claims") located in the Malartic Townships of Quebec, as more particularly described in Schedule "A" hereto;

B.

the Optionee wishes to acquire a 100% undivided right, title and interest in the Claims, and the Optionor wishes to sell such to the Optionee, on the terms and conditions contained herein;

THEREFORE this Agreement witness that, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.

Grant of Option. The Optionor hereby grants to the Optionee an option (the "Option") to acquire a 100% undivided right, title and interest in the Claims. During the currency of this Agreement, the Optionee shall have quiet and exclusive possession of the Claims and shall have the sole and exclusive working right to enter on and conduct such exploration, evaluation, development and other operations on the Claims as the Optionee may determine in its sole discretion.

2.

Option Payments, Earn-Out and Royalty. The Optionee shall make the following deliveries and payments to the Optionor within the specified time limits:

(a)

200,000 common shares of the Optionee to be issued from its treasury within ten (10) days of the receipt of all required regulatory approvals, but in any event no later than April 30, 2005; and

(b)

200,000 common shares of the Optionee to be issued from its treasury, on or before April 30, 2006;

and upon the satisfaction by the Optionee of the deliveries and payments set out in this Section 2, the Optionee shall have earned a 100% undivided right, title and interest in the Property, subject to a royalty of 1.5% on net smelter returns (the "NSR Royalty") to be retained by the Optionor. The NSR Royalty shall be defined, calculated and paid as set out in Schedule "B" hereto. The Optionee shall have the right to purchase the NSR Royalty at any time for $200,000.

3.

Transfer of Title. Upon execution hereof, the Optionor shall transfer title to the Claims to the Optionee. The Optionee shall hold the Claims for the benefit of the Optionor until such time as the Optionee earns its interest therein pursuant to Section 2, or the Optionee retransfers title to the Claims back to the Optionor pursuant to Section 4.

4.

Default in Option Payment and Retransfer of Title. If the Optionee shall be in default in making any option payments or deliveries under subsections 2(a) or (b), the Optionor shall give written notice to the Optionee specifying such default. In such event, the Optionee shall not lose any rights granted hereunder so long as, within sixty (60) days after the giving of such notice of default, the Optionee takes reasonable steps to cure the specified default. In the event that the Optionee fails to take reasonable steps to cure the specified default within such sixty (60) day period, the Optionor shall be entitled to terminate this Agreement, unless and until the specified default is remedied, by giving written notice of termination to the Optionee and thereafter the Optionee shall within a reasonable time retransfer title to the Claims back to the Optionor. For greater certainty, the Optionor shall not be entitled to terminate this Agreement or be entitled to a retransfer of the Claims once the Optionee has earned its interest in the Claims.

5.

Abandonment. During the currency of the Option, the Optionee may at any time and from time to time abandon any one or more of the cells or claims which comprise the Claims. In such event, the Optionee shall give the Optionor notice in writing of such abandonment and thereafter the Optionee shall retransfer the abandoned cells or claims to the Optionor, free and clear of any and all defects, charges, liens, encumbrances and adverse claims of any nature and kind whatsoever. The Optionee shall further ensure that the abandoned cells or claims are in good standing for a period of at least 90 days from the date of retransfer to the Optoinee. For greater certainty, the Optionee shall be entitled to revoke any such abandonment at any time prior to actual retransfer of the abandoned cells or claims to the Optionor.

6.

Representations and Warranties. The Optionor represents and warrants to the Optionee that:

(a)

the Claims have been validly and properly located, staked and tagged, and the Claims are in good standing until and have recorded assessment work applicable to the Claims as set out in Schedule "A" hereto, and the Claims are free and clear of all assessments, defects, charges, liens, encumbrances and adverse claims of any nature or kind whatsoever;

(b)

the Optionor is the beneficial and registered holder of a 100% undivided right, title and interest in the Claims, which interest is free and clear of any and all assessments, defects, charges, liens, encumbrances and adverse claims of any nature or kind, whatsoever;

(c)

no other person has any agreement or other right to acquire any interest in the Claims, and there are no royalties, fees or monies payable or required to be paid to, or any other rights of or obligations owing to, any person with regard to the Claims;

(d)

there are no actions, suits, claims, proceedings, litigation or investigations pending, or to the best of the Optonor's knowledge after due investigation, threatened, or any judgments outstanding and unsatisfied, against or affecting the Optionor, any part or all of the Claims, or this Agreement;

(e)

upon the execution hereof, the Optionee shall have quiet and exclusive possession of, and the sole and exclusive working right to, the Claims;

(f)

the Optionor has the full and undisputed power, right and authority to enter into and deliver this Agreement, to perform and observe the covenants and conditions or its part to be performed and observed herein, and to deal with the Claims as provided for in this Agreement; and

(g)

this Agreement has been duly executed and delivered by the Optionor and it constitutes a valid, legal and binding agreement enforceable against the Optionor in accordance with its terms.

7.

Conditions Precedent. This Agreement shall be subject to regulatory approval.

8.

Further Assurances. The parties hereto shall, from time to time, execute and deliver all such instruments and other documents, and perform all such acts and other things, as may be necessary or desirable to carry out the intent of this Agreement.

9.

Assignment and Enurement. The parties shall not, except as herein permitted, sell, transfer or assign this Agreement, or their rights and obligations herein (including but not limited to the NSR Royalty), or their beneficial interest in and to the Claims, or otherwise allow or permit to exist any defects, charges, liens, encumbrances and adverse claims of any nature and kind whatsoever on the Claims, without the consent of the other party, which consent shall not be unreasonably withheld. Either party shall be permitted to assign this Agreement to an affiliate of such party, or if the purchaser, transferee or assignee enters into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Agreement. This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.

Governing Law. This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. The parties agree that the courts of Quebec shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement, and the parties agree to attorn to the jurisdiction of such courts.

11.

Execution and Delivery. The parties may execute this Agreement in counteEparts and deliver same by facsimile, each such counterpart and facsimile being deemed to be an original and to form one and the same instrument bearing the date set forth above notwithstanding the date of actual execution.

12.

Time. Time shall be of the essence hereof.

Schedule "A" to Property Acquisition Agreement
made effective as of the 24th day of March, 2005,
between Leo Audet, independent prospector, and NioGold Mining Corp.

PROPERTY DETAILS

Property /Township	Designated Claim or Cell Number	Area (hectares)	Good Standing Until	Recorded Assessment Work
Malartic	3579901	40	May 6, 2007	$107,303.23
Malartic	3579902	40	May 6, 2007	$107,303.23
Malartic	3425941	20	Feb. 18, 2007	$1,031,802.91
Malartic	3425942	20	Feb. 18, 2007	$1,031,802.91
Malartic	3423623	20	Feb. 18, 2007	$74,567.71
Malartic	3423624	20	Feb. 18, 2007	$74,567.71

Schedule "B" to Property Acquisition Agreement
made effective as of the 24th day of March, 2005,
between Leo Audet, independent prospector and NioGold Mining Corp.

NSR ROYALTY

1.

For purposes of this Schedule B:

(a)

“Agreement” means the Property Acquisition Agreement made effective as of the 24th day of March, 2005, between Leo Audet, independent prospector and NioGold Mining Corp., to which this is attached as Schedule "B";

(b)

"Commercial Production" means the point in time when Minerals have been extracted and processed to yield product for sixty (60) consecutive days at a rate, averaged over such sixty (60) day period, of not less than seventy percent (70%) of the average daily rate projected by the feasibility study pursuant to which the mine is developed;

(c)

"Minerals" means the minerals, ores and metals produced or derived from operating the Property as a mine;

(d)

"Net Smelter Return" means the amount of money actually received from the sale of the Minerals, less all costs or expenses incurred with respect to freight, trucking or handling of the Minerals, ex-headframe or ex-mill or other treatment facility as the case may be;

(e)

"Operator" means the party responsible for the carrying on of the operations relating to the Property;

(f)

"Property" means the Claims as defined in the Agreement to which this is attached as Schedule "B";

(g)

"Recipient" means the party or parties that are from time to time entitled to be paid the royalty hereunder, as set out in the Agreement;

(h)

"year" means a calendar year and a reference to a subdivision of a year means a reference to the relevant subdivision of a calendar year;

and those terms defined in the Agreement shall have the same meanings herein except as may otherwise be specifically provided for in this Schedule B.

2.

Upon the commencement of Commercial Production, the Operator shall pay to the Recipient a royalty equal to 1.5% on all Net Smelter Return arising thereafter. All calculations and computations relating to the royalty shall be carried out in accordance with generally accepted accounting principles and good mining practice.

3.

The amount of the royalty payable to the Recipient hereunder shall be calculated by the Operator as at the end of each quarter and shall be payable to the Recipient on or before the last day of the following quarter; provided, however, that the Operator shall deduct, from the amount of the royalty otherwise payable, any advance royalty paid pursuant to

Schedule B

the Agreement until such time as the aggregate amount of the advance royalty so paid has been so deducted.

4.

With each payment of the royalty, the Operator shall deliver to the Recipient a statement indicating the manner in which the amount of the royalty was determined. If no royalty is payable in any quarter, the Operator shall deliver a statement accordingly. Within 120 days after the end of each year in which a royalty is payable, the Operator shall deliver to the Recipient a certificate confirming the determination of the amount of the royalty paid or otherwise payable during the said year.

5.

The Operator shall keep separate accounts relating to its operations hereunder and, upon the prior written request of the Recipient, duly authorized representatives of the Recipient may have access to such accounts is for the purpose of confirming any information in a statement delivered to the recipient pursuant to the provisions of Section 4 hereof, always provided that such access shall not interfered with the affairs of the Operator. The Recipient shall have the right to make copies of or take extracts from such accounts, but only for his own use.

1.

AMENDING AGREEMENT to the property acquisition agreement dated March 24, 2005

BETWEEN: **Léo Audet,** independent prospector residing at 1247 – 1st Avenue, Val d'Or, Québec, J9P 1Z4;

(the "Optionor")

(the "Optionee")

WHEREAS the Optionor and the Optionee signed a property acquisition agreement dated March 24, 2005 (the "Property Acquisition Agreement") whereby the Optionor granted to the Optionee the option to acquire a 100% undivided valid title interest on various mineral claims located in the Malartic Township of the Province of Québec, subject a royalty of 1.5 % on net smelter returns and the issuance of:

WHEREAS the Optionee obtained approval from the TSX Venture Exchange on April 29, 2005 but has not yet obtained approval from the *Autorité des marchés financiers* (the "AMF");

WHEREAS the Optionee was unable to issue the first 200,000 common shares before April 30, 2005 since AMF approval has not yet been obtained;

THEREFORE, the parties have agreed to amend the Property Acquisition Agreement as follows:

1. Article 2 a) is amended by replacing, at the end, "April 30, 2005" by "July 31, 2005".

SIGNED in Val d'Or on this 4 day of the month of July, 2005.

NioGold Mining Corporation

Authorized signatory

Léo Audet

M:\Wp\Pothier\Niogold(7816)\2005\Acquisitions\LéoAudet(MalarticClaims)(01-14)\AmendingPropertyAcquisitionAgreement.doc